Exhibit 10.30

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2003 (the “Effective Date”), by and between FASL LLC, a Delaware limited liability company (“FASL”), and Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu”). FASL and Fujitsu are hereinafter also referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Advanced Micro Devices, Inc., a Delaware corporation (“AMD”) and Fujitsu previously entered into a joint venture arrangement, and formed Fujitsu AMD Semiconductor Limited, a corporation organized under the laws of Japan (“FASL (Japan)”), for the purpose of manufacturing wafers for flash memory products;

WHEREAS, pursuant to the Amended and Restated LLC Operating Agreement, dated June 30, 2003 (the “LLC Operating Agreement”), among FASL, AMD, AMD Investments, Inc., a Delaware corporation (“AMDI”), Fujitsu, and Fujitsu Microelectronics Holding, Inc., a Delaware corporation (“FMH”), and the Contribution and Assumption Agreement (the “Contribution Agreement”), among AMD, AMDI, Fujitsu, FMH and FASL, AMD and Fujitsu have formed FASL for the purpose of engaging in the Business, including the operations of FASL (Japan);

WHEREAS, prior to the Effective Date, Fujitsu has provided certain manufacturing processes for FASL (Japan); and

WHEREAS, in connection with the execution of the LLC Operating Agreement and the Contribution Agreement and the transactions contemplated thereby, Fujitsu and FASL have agreed that Fujitsu will continue to perform certain manufacturing processes on behalf of FASL, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, FASL and Fujitsu agree as follows:

AGREEMENT

1.	DEFINITIONS; INTERPRETATION

1.1 Capitalized but Undefined Terms. Capitalized terms used in this Agreement but not defined herein shall have the meaning ascribed to such terms in the LLC Operating Agreement.

1.2 Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

1.2.1 “Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to achieve such result reasonably expeditiously. An obligation to use “Best Efforts” does not require the Person subject to such obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement.

1.2.2 “Confidential Information” has the meaning set forth in Section 8.1.

1.2.3 “Disclosing Party” has the meaning set forth in Section 8.1.

1.2.4 “Fiscal Quarter” means a fiscal quarter of FASL during the Term.

1.2.5 “Force Majeure” has the meaning set forth in Section 12.9.1.

1.2.6 “Month” means a calendar month during the Term, based on local time in Japan.

1.2.7 “Purchase Order” has the meaning set forth in Section 4.1.1.

1.2.8 “Receiving Party” has the meaning set forth in Section 8.1.

1.2.9 “Serviced Product” means any Unfinished Product with respect to which Fujitsu has performed and completed Services, in accordance with the terms and conditions of this Agreement.

1.2.10 “Services” means any of the manufacturing processes set forth on Schedule 1.2.10 consistent with the past practices of Fujitsu and FASL (Japan) with respect to services.

1.2.11 “Term” has the meaning set forth in Section 11.1.

1.2.12 “Transaction Documents” has the meaning set forth in the Contribution Agreement.

1.2.13 “Unfinished Product” means any semiconductor wafer, semiconductor chip, semiconductor die or semiconductor work-in-progress that FASL delivers to Fujitsu for purposes of performing Services in connection with the Business.

1.2.14 “Yield” means the ratio of (a) the number of Serviced Products which comply with Fujitsu’s warranties hereunder to (b) the corresponding number of Unfinished Products provided to Fujitsu by FASL in the performance of Services.

1.3 Interpretation.

1.3.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

1.3.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.3.3 Reference to Entities, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to an Entity or person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2.	SERVICES

2.1 Order and Performance. FASL, on behalf of itself and, consistent with the provisions of Section 6, its subsidiaries, shall purchase from Fujitsu, and Fujitsu shall provide, or cause to be provided, to FASL or FASL’s subsidiary, as applicable, during the Term, Services under binding Purchase Orders delivered by FASL to Fujitsu and accepted by Fujitsu as provided herein.

2.2 Outsourcing. Fujitsu shall have the right, in its sole discretion, to outsource, assign or subcontract the performance of any of its obligations hereunder to any Person, including to any Fujitsu subsidiary or affiliate, consistent with Section 12.5; provided, however, that any such assignment or subcontract of performance shall not release Fujitsu from its responsibility for its obligations under this Agreement.

2.3 Yield. In the event there is a material problem with respect to Yield and (a) FASL determines in good faith that the cause of the problem is attributable to the Services or materials provided by Fujitsu, or (b) Fujitsu determines in good faith that the cause of the problem is attributable to the quality of the Unfinished Products or other materials provided by FASL, then the Party making such determination shall provide notice thereof to the other Party. Upon delivery of such notice, the Parties shall meet and discuss in good faith, fair compensation (if appropriate) to be paid by one Party to the other Party for the costs, expenses and other damages associated therewith.

2.4 High Temperature Probe Testing; Chip Processing; Mask and Reticle Manufacturing Services. As soon as practicable following the Effective Date, the Parties shall meet and discuss in good faith the provision of high temperature probe testing, chip processing and mask and reticle manufacturing services by Fujitsu to FASL and FASL’s Affiliates on terms substantially similar to the terms set forth in this Agreement and on price terms negotiated in good faith by the Parties. Upon reaching such agreement, the Parties shall enter into an agreement substantially similar to this Agreement for the provision of such services.

3.	FORECASTS

Within twenty (20) days prior to the commencement of each Fiscal Quarter during the Term, FASL shall provide Fujitsu with a written or electronic nonbinding, rolling forecast of its planned usage of Services for each of the following twenty-six (26) weeks broken down by (a) the type and quantity of Services expected to be ordered during each Month, (b) the applicable FASL product(s), (c) expected requested delivery date(s) and place(s) of delivery of Serviced Products and (d) other relevant information as the Parties may agree.

4.	PACKAGING TERMS AND ADDITIONAL AGREEMENTS

4.1 Purchase Orders.

4.1.1 Quarterly Purchase Orders. Within ten (10) days following the date hereof and thereafter within ten (10) days prior to the commencement of each Fiscal Quarter during the Term, FASL shall order and purchase Services from Fujitsu for the following Fiscal Quarter by issuing to Fujitsu a written blanket purchase order in a form reasonably acceptable to the Parties (“Purchase Orders”), provided that the Purchase Order issued within ten (10) days after the date hereof shall apply to the current third (3rd) Fiscal Quarter of 2003. Each Purchase Order shall be binding upon the Parties upon acceptance by Fujitsu (it being agreed that Fujitsu shall have no obligation to accept Purchase Orders hereunder). In the event that Fujitsu fails reject (in whole or in part) in writing any order issued by FASL within five (5) business days (in Japan) after Fujitsu’s receipt thereof, then such order shall be deemed to have been accepted by Fujitsu. In the third (3rd) and fourth (4th) Fiscal Quarters of 2003 and, subject to Sections 5.2.2 and 5.2.3, the first (1st) Fiscal Quarter of 2004, Fujitsu shall have the exclusive right to supply Services with respect to those package types and other matters that have been previously qualified by Fujitsu. Except as set forth in the previous sentence, nothing herein shall be deemed to grant to Fujitsu exclusivity with respect to performance of Services.

4.1.2 Purchase Order Requirements; Inconsistency. Each Purchase Order shall contain (a) the type and quantity of Services expected to be ordered during such Fiscal Quarter (provided that such quantity estimates shall be non-binding), (b) the applicable FASL product(s), (c) expected delivery date(s), (d) place(s) of delivery for Serviced Products, (e) price(s) (consistent with the provisions of Section 5) and (f) other relevant information as the Parties may agree. In no event shall Fujitsu be required to perform Services in excess of levels set forth in the applicable Purchase Orders. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of a Purchase Order, the terms and conditions of the Purchase Order shall prevail.

4.1.3 Lead Times; Fujitsu Delivery. Fujitsu shall ship all Serviced Products in accordance with the delivery schedule contained in the applicable Purchase Order, and shall promptly notify and consult with FASL in case of any expected delays in shipping Serviced Products. Fujitsu shall deliver Serviced Products to such locations set forth on the applicable Purchase Order, or as otherwise instructed by FASL from time to time.

4.1.4 Termination of Services for Products. In the event that FASL intends to stop delivering Purchase Orders for Services with respect to any Products, it shall deliver to Fujitsu four (4) months’ prior written notice thereof, provided that (subject to the provisions of Section 5.2 below) no such notice shall be delivered prior to December 1, 2003.

4.2 Shipping. FASL shall be responsible for all costs and expenses arising from the (a) shipment to Fujitsu of Unfinished Products and other materials provided to Fujitsu for Fujitsu’s performance of Services hereunder, and (b) return shipment from Fujitsu as instructed by FASL of Serviced Products and other materials provided to Fujitsu that are no longer needed by Fujitsu for the performance of Services hereunder.

4.3 Consignment and Use of Materials.

4.3.1 Consignment Basis. FASL shall consign to Fujitsu, on a no-charge basis, Unfinished Products in good quality and suitable for Fujitsu to use for the purpose of performing the Services in connection with the Business. Title and right of possession to all Unfinished Products shall at all times remain with FASL. Liability for loss of or damage to Unfinished Product will pass to Fujitsu upon the delivery of the Unfinished Products to Fujitsu. In the event of any loss or irreparable damage to Unfinished Products while in the control of Fujitsu not related to normal yield loss, Fujitsu will (a) replace such Unfinished Products or (b) compensate FASL within thirty (30) days for FASL’s replacement cost of a replacement item. FASL shall provide Unfinished Products to Fujitsu in amounts and at times as reasonably agreed by the Parties in order for Fujitsu to perform the Services ordered by FASL.

4.3.2 Materials. Fujitsu shall be responsible for acquiring materials not provided by FASL and which are necessary for Fujitsu to perform the Services hereunder; provided, however, that in the event FASL reduces any Services to be performed below the level therefor set forth in the Forecasts delivered under Section 3, then FASL shall reimburse Fujitsu for the cost of such materials to the extent such materials were acquired by Fujitsu in anticipation of meeting the levels set forth in such Forecasts (although FASL shall not be obligated to reimburse Fujitsu for materials if Fujitsu (or its applicable subcontractor) could readily use such materials in other planned activities); provided further, however, Fujitsu will not maintain in excess of a reasonable amount of materials in respect of expected lead times for Services to be performed hereunder.

4.3.3 Fujitsu Obligations. Fujitsu shall segregate all Unfinished Products and other materials provided by FASL hereunder separate and apart from other property of or held by Fujitsu (other than those materials described in Section 4.3.2), and shall maintain and safeguard such Unfinished Products and other materials with reasonable care. Fujitsu shall use all Unfinished Products and other materials provided by FASL hereunder only for purposes of providing Services to FASL pursuant to the terms hereof. Fujitsu shall promptly notify FASL of any Unfinished Products and other materials provided by FASL hereunder that exhibit external damage at the time of delivery from FASL to Fujitsu and shall follow FASL’s instructions with respect to such damaged Unfinished Products and materials.

4.4 Right to Inspect. FASL will have the right to inspect Fujitsu facilities used in connection with the performance of Services. Any such inspection will: (a) occur no more than once each semi-annual period; (b) be conducted expeditiously, efficiently and at reasonable business hours; and (c) be conducted upon reasonable prior written notice, which will be at least two (2) weeks. Notwithstanding anything to the contrary contained herein, Any information obtained by FASL in conducting such audit shall be treated by FASL as “Confidential Information” under Section 8 below irrespective of whether such information is marked or identified as confidential.

4.5 Periodic Meetings. The Parties shall meet from time to time to discuss quality assurance, service levels and other matters that may improve the provision of Services hereunder.

4.6 Shipment Acceptance and Rejections. Within thirty (30) days of receipt of a Serviced Products shipment, FASL shall have the opportunity to inspect the Serviced Products, and may specify in writing to Fujitsu any claims that the Serviced Products are not in compliance with Fujitsu’s warranties hereunder. If FASL does not timely submit a written objection with respect to any delivery by Fujitsu of Serviced Product, such Serviced Product will be deemed accepted by FASL, subject to Fujitsu’s warranty obligations set forth herein. In case of any defect in Serviced Products, Fujitsu shall, at Fujitsu’s option, (a) rework the applicable Serviced Products, or (b) issue a credit to FASL.

5.	REQUIREMENT; PRICING

5.1 Initial Purchase Requirement; Initial Pricing. During the third (3rd) and fourth (4th) Fiscal Quarters of 2003, FASL shall be required to purchase from Fujitsu the Services at the prices set forth on Schedule 5.1; provided, however, FASL shall not be required to purchase a minimum volume of Services. Volume of Services shall be determined by FASL in its sole discretion based upon its actual requirements of the Services.

5.2 Cost Review and Adjustment for 1st Fiscal Quarter 2004; Fujitsu One Time Right to Match Third-Party Offers.

5.2.1 Beginning not later than September 1, 2003, the Parties shall meet to review current prices, and discuss in good faith whether such prices should be adjusted for the first (1st) Fiscal Quarter of 2004 in light of various factors as may be agreed by the Parties, including anticipated changes in the volume of Services ordered by FASL. Notwithstanding the foregoing, in the event that prior to September 15, 2003, FASL (a) receives a bona fide offer from a third party (a “Third-Party Offer”) to provide services for the first (1st) Fiscal Quarter of 2004 that are substantially similar Services (whether in whole or as part of a specific category of Services) provided by Fujitsu, at prices and terms more favorable to FASL than the prices and terms at equivalent volumes then provided by Fujitsu, and (b) reasonably determines that such third party will, at such prices and on such terms, provide such services in a manner that meets the demands of the customers of the relevant products (including the same quality level and reliability), then FASL shall notify Fujitsu of the terms of such Third-Party Offer. Fujitsu shall have the one time right to match such offer to provide such Services during the first (1st) Fiscal Quarter of 2004 by providing written notice within ten (10) days after receipt of the notice of the terms of the Third-Party Offer, and upon receipt of notice from Fujitsu to match the Third-Party Offer within such 10 day period, the Parties shall thereafter execute a Purchase Order with respect to such Services on the terms of such matching offer for the first (1st) Fiscal Quarter of 2004. In the event Fujitsu does not provide written notice of its election to match the Third-Party Offer within such 10-day period, Fujitsu shall lose the exclusive right (as to third parties) to provide the applicable Services to FASL during the first (1st) Fiscal Quarter of 2004.

5.2.2 In the event that (a) the requirements of Section 5.2.1(a) and 5.2.1(b) are not satisfied and (b) the Parties are unable to agree on new prices for the first (1st) Fiscal Quarter of 2004, the prices in effect in the fourth (4th) Fiscal Quarter of 2003 shall remain in effect for the first (1st) Fiscal Quarter of 2004 for the volume levels upon which such prices were based, and the Parties shall agree upon reasonable adjustments to such prices that would apply to other possible volume levels.

5.2.3 In the event FASL decides to perform for itself (without use of any subcontractors) during the first (1st) Fiscal Quarter of 2004 any services similar to the Services, it may do so by providing at least ninety (90) days’ prior written notice thereof to Fujitsu at any time on or after October 1, 2003.

5.3 Subsequent Cost Review and Adjustment. Unless earlier terminated pursuant to the terms of this Agreement, starting in the fourth (4th) Fiscal Quarter of 2003 and each subsequent Fiscal Quarter during the Term, the Parties shall meet quarterly to review current prices and discuss in good faith whether such prices should be adjusted in the following Fiscal Quarter in light of various factors as may be agreed by the Parties, including anticipated changes in volume of Services ordered by FASL. The prices shall be determined for various possible volume levels for each of the Services and Fujitsu shall deliver price quotations for Services prior to such meetings. In the event the Parties are unable to agree on new prices for the upcoming Fiscal Quarter, the prices in effect for the then-current Fiscal Quarter shall remain in effect for the subsequent Fiscal Quarter.

6.	PAYMENT TERMS

6.1 Invoicing; Payment Terms. Within five (5) business days (in Japan) after the end of each Month, Fujitsu shall issue an invoice for all Services supplied by Fujitsu during the immediately preceding Month. Payment on each such invoice shall be made by FASL (whether such Services have been provided to FASL or a subsidiary of FASL) within forty-five (45) days of FASL’s receipt of the applicable invoice. All amounts payable by FASL to Fujitsu shall be made Japanese Yen in immediately available funds to such financial institution and account number as Fujitsu may designate in writing to FASL.

6.2 Late Payments. If FASL fails to make any payment on or before the required payment date, FASL shall be liable for interest on such payment at a rate equal to ten percent (10%) per annum or the maximum amount allowed by Applicable Law, whichever is less.

6.3 Taxes. Except as specifically set forth in this Section 6.2, all amounts payable hereunder to Fujitsu are exclusive of any applicable sales, use, gross receipts, excise, value-added, personal property, services or other Taxes (other than withholding taxes) (“Transaction Taxes”) attributable to periods on or after the Effective Date. In the event that FASL is prohibited by law from making any payment hereunder unless withholding taxes are deducted or withheld therefrom, then FASL shall deduct such amounts as are necessary and pay the net amount to Fujitsu after such deduction or withholding. FASL shall promptly furnish Fujitsu with a copy of an official tax receipt or other appropriate evidence of any withholding taxes imposed on payments made under this Agreement. As part of this Agreement, FASL shall issue Fujitsu such valid tax exemption certificate(s) for the various state and local taxing authorities as FASL may legally issue and Fujitsu may legally and reasonably request to cover Transaction Taxes legally imposed upon the transactions arising out of this Agreement. In the event that a Transaction Tax is assessed against Fujitsu on the provision of the Services by Fujitsu to FASL or on the amounts payable by FASL hereunder, however levied or assessed, FASL shall reimburse Fujitsu for or provide acceptable proof that FASL has paid said amounts directly to the appropriate taxing authority. FASL shall accrue and pay the appropriate amount of Taxes due to any state or local taxing authority for Transaction Taxes. FASL will be responsible for the proper reporting of Transaction Taxes to the taxing authorities, and any charges associated with such filings, including but not limited to, interest or penalties due to the taxing authorities. Fujitsu and FASL agree to mutually cooperate in a reasonable manner for the purpose of minimizing all Transaction Taxes that are to be paid directly or indirectly by FASL. Fujitsu grants FASL the right to pursue a separate action against any governmental unit which asserts Transaction Taxes and Fujitsu agrees to cooperate in a reasonable manner with FASL if such action is taken.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Work Standards; Performance of Services. Fujitsu represents and warrants, for a period of one (1) year following shipment of Serviced Products by Fujitsu to FASL, that the Services performed by Fujitsu shall be rendered with reasonable promptness and reasonable diligence and shall be executed in a workmanlike manner, in accordance with the practices and standards generally used in operations performing services similar to the Services. Fujitsu warrants for a period of one (1) year following the date of shipment of Serviced Products by Fujitsu that the Serviced Products will be (a) free from defects in workmanship and materials relating to Services provided by Fujitsu hereunder, (b) shall be manufactured hereunder (to the extent applicable) in accordance with any standards specified in a Purchase Order, and (c) shall conform to applicable specifications and other criteria set forth in the applicable Purchase Order. Notwithstanding the foregoing, Fujitsu shall have no responsibility for and shall not be liable for defects in any Unfinished Product or other materials supplied by FASL to Fujitsu for use in the Services.

7.2 DISCLAIMER. EXCEPT AS SPECIFIED IN THIS SECTION 7, FUJITSU MAKES NO OTHER WARRANTIES WITH RESPECT TO THE SERVICES AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

8.	CONFIDENTIAL INFORMATION

8.1 Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is (a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 8 shall apply and continue, with regard to all Confidential Information disclosed hereunder, for a period of ten (10) years from the date of disclosure of such Confidential Information, provided that with respect to any particular Confidential Information, the Disclosing Party may designate, at any time during such ten (10) year period, that a longer period shall apply, and in such case, the obligations of the Receiving Party under this Section 8 with respect to such Confidential Information shall apply for such longer period.

8.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

8.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law, provided that in the case of any filing with a Governmental Authority that would result in public disclosure of the terms hereof, the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

9.	CONSEQUENTIAL DAMAGES WAIVER

EXCEPT AS REQUIRED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, OR ANY THIRD PARTY CLAIMING THROUGH OR UNDER SUCH PARTY, UNDER ANY LEGAL THEORY FOR ANY LOSS OF PROFITS, REVENUES OR GOODWILL, LOSS OF DATA, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	LIMITATION OF LIABILITY

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND EXCEPT AS REQUIRED BY APPLICABLE LAW, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH, NEGLIGENCE, INFRINGEMENT, IN TORT OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL AMOUNTS PAID OR PAYABLE BY FASL TO FUJITSU IN THE MOST RECENT FULL CALENDAR YEAR PRECEDING EITHER PARTY’S INITIAL NOTICE TO THE OTHER PARTY OF ANY CLAIM OR POTENTIAL CLAIM HEREUNDER.

11.	TERM AND TERMINATION

11.1 Term. This Agreement will be effective as of the Effective Date, and will continue in full force and effect for an initial four (4) year term; provided, however, that beginning as of October 1, 2003, FASL shall have the right to terminate this Agreement in its entirety, or as it applies to any of the manufacturing process described on Schedule 1.2.10 at any time and for any reason upon at least four (4) months’ prior written notice. The Parties may extend the initial term of this Agreement by mutual written agreement. The initial term and any extension terms, collectively, shall hereinafter be referred to as the “Term.”

11.2 Termination upon Mutual Agreement. The Parties may terminate this Agreement upon mutual written consent at any time.

11.3 Termination for Breach. In the event that either Party materially defaults in the performance of a material obligation under this Agreement, then the non-defaulting Party may provide written notice to the defaulting Party indicating: (a) the nature and basis of such default with reference to the applicable provisions of this Agreement; and (b) the non-defaulting Party’s intention to terminate this Agreement. Upon receipt of such notice, the defaulting Party shall use Best Efforts to cure the alleged breach in a timely manner, and the Parties shall meet to discuss the matter. If the breach has not been cured to the reasonable satisfaction of the non-defaulting Party within a reasonable period of time of not less than one hundred and twenty (120) days, and if the Parties are not otherwise able to resolve the matter, then the non-defaulting Party may terminate this Agreement upon written notice.

11.4 Effect of Termination.

11.4.1 Return of Confidential Information. Fujitsu shall promptly return to FASL (or destroy, at FASL’s election) all FASL Confidential Information then in the possession or under Fujitsu’s control, and FASL shall promptly return to Fujitsu (or destroy, at Fujitsu’s election) all Fujitsu Confidential Information then in the possession or under FASL’s control.

11.4.2 Limitation of Liability. Neither FASL nor Fujitsu shall be liable to the other, because of such termination, for compensation, reimbursement or damages: (i) for the loss of prospective profits, anticipated sales or goodwill; (ii) on account of any expenditures, investments or commitments made by either; or (iii) for any other reason whatsoever based upon the result of such termination.

11.4.3 Continuing Liability. The termination of this Agreement for any reason shall not release either Party from any liability, obligation or agreement which has already accrued at the time of termination, including any obligation of FASL to pay for Services performed by Fujitsu as of the date of termination of this Agreement. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise, or which may arise out of or in connection with such termination.

11.5 Survival. The provisions of Sections 7, 8 (in accordance with its terms), 9, 10, 11 and 12 shall survive any termination of this Agreement.

12.	MISCELLANEOUS TERMS

12.1 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

12.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction and without regard to the United Nations Convention on Contracts for the International Sale of Goods).

12.3 Dispute Resolution. Any dispute arising under or relating to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the LLC Operating Agreement, which procedures are incorporated herein and deemed to apply mutatis mutandis to the Parties.

12.4 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

12.5 Assignment; Successors and Assigns. FASL may not assign or delegate its rights and obligations hereunder without Fujitsu’s prior written consent. Fujitsu shall have the right to assign or delegate any of its rights or obligations under this Agreement, provided that any such assignment or delegation by Fujitsu shall not relieve Fujitsu of responsibility or the performance of its obligations hereunder. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by either Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6 Entire Agreement; Amendment. This Agreement (including the Schedules hereto) and the Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof, and supercede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter. This Agreement may not be altered except be a written instrument signed by authorized legal representatives of both Parties. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this

Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

12.7 Notices and Other Communications. All notices required or permitted under this Agreement shall reference this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten (10) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to FASL:

FASL LLC

One AMD Place M/S 150

PO Box 3453

Sunnyvale, California 94086

Attention: General Counsel

(408) 749-2202

Facsimile: (408) 774-7399

If to Fujitsu:

Fujitsu Limited

Electronic Devices Group

Fuchigami 50 Akiruno-shi

Tokyo 197-0833

Japan

Attn: Group Executive Vice President, Business Planning and Promotion

+81-42-532-2154

Facsimile: +81-42-532-2550

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 12.7.

12.8 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

12.9 Force Majeure.

12.9.1 Excuse. Neither Party will be liable to the other for failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond its reasonable control, including acts of any governmental body, war, terrorism, insurrection, sabotage, embargo, fire, flood, earthquake, strike or other labor disturbance, interruption of or delay in transportation, or unavailability of or interruption or delay in telecommunications or third party services (“Force Majeure”); provided, however, that (a) a lack of credit, funds or financing, or (b) strikes or other labor disturbances that are limited to FASL’s employees shall not constitute Force Majeure. This Section 12.9.1 shall not be interpreted as relieving a Party of an obligation to pay, but may serve to excuse delay in making a payment when due.

12.9.2 Mitigation. A Party seeking to be excused from performance as the result of Force Majeure will be excused to the extent such performance is delayed or prevented by Force Majeure, provided that such Party shall use the utmost reasonably practicable efforts to complete such performance. Each Party agrees to resume performance with the utmost dispatch whenever the causes of such excuse are cured or remedied.

12.9.3 Notice. Should any Party be prevented from or delayed in or become aware that it is likely to be prevented from or delayed in carrying out its obligations under this Agreement due to Force Majeure, such Party shall promptly give to the other Party a written notice setting forth the details of such Force Majeure.

12.10 Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective Best Efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

12.11 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Entity or person.

12.12 Construction. This Agreement shall be deemed to have been drafted by both Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

12.13 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

FASL LLC:		FUJITSU LIMITED:

By:	/s/ Thomas M. McCoy	By:	/s/ Toshihiko Ono
Name:	Thomas M. McCoy	Name:	Toshihiko Ono
Title:	Manager	Title:	Corporate Senior Vice President, Group President, Electronic Devices Business Group